EXHBIT 99.1

PRESS RELEASE INC.FOR IMMEDIATE RELEASE July 30, 2007	OLD LINE BANCSHARES, CONTACT: CHRISTINE M. RUSH CHIEF FINANCIAL OFFICER (301) 430-2544

OLD LINE BANCSHARES, INC. REPORTS SECOND QUARTER RESULTS

BOWIE, MD-James W. Cornelsen, President and Chief Executive Officer of Old Line Bancshares, Inc. (NASDAQ CAPITAL MARKET: OLBK), the parent company of Old Line Bank, reported that net income was $407,660 or $0.10 per basic and diluted common share for the three month period ending June 30, 2007.  This was comparable to net income of $406,742 or $0.10 per basic and diluted common share for the same period in 2006.  Net income for the six month period ended June 30, 2007 was $735,202 or $0.17 per basic and diluted common share.  This represented a decrease of $54,993 or 6.96% compared to net income of $790,195 or $0.19 basic and diluted per common share for the six months ended June 30, 2006.    Total assets increased $22.2 million or 10.18% to $240.3 million on June 30, 2007 compared to the December 31, 2006 level of $218.1 million.  Additionally, for the six month period ended June 30, 2007, total loans grew 13.96% or $21.0 million to $171.4 million and total deposits at the second quarter end totaled $181.3 million which represented an $11.6 million or 6.84% increase.

Mr. Cornelsen stated: “I am pleased to report sound financial performance for the first six months and the second quarter of 2007.  During the period, we experienced considerable loan growth and continued to maintain the quality in our loan portfolio.  We ended the quarter with no loans 90 days past due and no non-performing loans.  In June 2007, we opened our 6th branch location at 6301 Ivy Lane, Greenbelt, Maryland.”  Mr. Cornelsen noted that it was “quite an accomplishment to maintain earnings while incurring the expenses associated with the opening of this branch during the quarter, the costs incurred from our investments in infrastructure made in the 2nd and 3rd quarters of 2006, and continued softness in the marine industry.”

As expected, the opening of the Greenbelt and Bowie branches and the establishment of our new headquarters in July 2006 caused a $357,686 or 183% increase in occupancy and equipments costs during the six month period and a $182,877 or 186% increase during the three month period.  As a result of the staffing requirements for the new Greenbelt and Bowie branches, the new business development and loan officers hired in the 3rd quarter of 2006 and the 2nd quarter of 2007, and additions to corporate staff in 2007, salaries and benefit expenses increased $447,718 or 27.63% during the six month period and $195,535 or 23.45% during the three month period.  We believe these investments in personnel and facilities provide the infrastructure and support required to continue to grow the bank and will provide long term benefits.  While we bore the burden of these increased costs during the first half of the year, we expect the benefits will begin to follow during the second half of the year.  We plan to continue to identify and establish new branch locations that will support our long term growth plans”

Mr. Cornelsen also said that “the marine division’s performance continued to negatively impact earnings. Although we experienced improvements in the division’s performance during the second quarter of 2007 relative to the second quarter of 2006 and the first quarter of 2007, the high gasoline prices, adverse weather conditions, and general concerns about the economy continued to cause weakness in the marine industry.  This weakness caused volume and earnings per originator to decline.  As a result, the marine division experienced an approximately $23,000 pre-tax loss during the quarter compared to a pre-tax loss of $37,000 during the second quarter of 2006.  For the six month period, the division posted a pre-tax loss of approximately $66,000 versus a pre-tax profit of $15,000 for the six months ended June 30, 2006.

At June 30, 2007, the allowance for loan losses was $1.4 million or 0.79% compared to $1.3 million or 0.85% of gross loans at December 31, 2006.  For the prior seven years, we had no non-performing loans and minimal past dues and charge-offs.  During the 2nd quarter, we collected payment in full on the one non-performing loan that we had at the end of the previous quarter.  Based on our history, internal analysis and the satisfactory historical performance of the loan portfolio, we believe this allowance appropriately reflects the inherent risk of loss in our portfolio.

As we have previously discussed, rising interest rates, competitive pressures and the decline in the real estate market, have made it a challenge for our industry to attract and retain deposits and maintain historical net interest margins.  We experienced compression in the net interest margin from 4.30% for the six months ended June 30, 2006 to 3.97% for the six months ended June 30, 2007.  This was primarily a result of the change in the mix of deposits as average interest earning deposits represented a higher percentage of total deposits than they had in prior periods.  In spite of this compression in the margin, primarily because of a $45.3 million or 39.95% growth in average gross loans outstanding to $158.7 million for the six months ended June 30, 2007 from $113.4 million for the six months ended June 30, 2006, we were able to increase net interest income $505,387 or 14.68% during the first six months of 2007 compared to the first six months of 2006 and $197,139 or 11.01% for the second quarter of 2007 compared to the second quarter of 2006.”

Old Line Bancshares, Inc. is the parent company of Old Line Bank, a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C.  Old Line Bank also operates from a branch in Bowie, Maryland, two branches in Waldorf, Maryland and two additional branches in Prince George’s County, Maryland.  Its primary market area is the suburban Maryland (Washington, D.C. suburbs) counties of Prince George’s, Charles and northern St. Mary’s.  It also targets customers throughout the greater Washington, D.C. metropolitan area.

The statements in this press release that are not historical facts, in particular with respect to future branches, expenses and expected benefits from our investments in new personnel and facilities, constitute “forward-looking statements” as defined by Federal Securities laws.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  These statements can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “will,” “should,” “anticipates”, “plans” or similar terminology.   Actual results could differ materially from those currently anticipated due to a number of factors, including, but not limited to: receipt of required regulatory approvals and changes in interest rates and changes in economic, competitive, governmental, regulatory, technological or other factors that could affect Old Line Bancshares, Inc.’s business plans or competitive position or that otherwise require us to re-direct our focus and resources to other areas of our business than currently planned, whether they affect Old Line Bancshares, Inc. specifically or the banking industry generally. Forward-looking statements speak only as of the date they are made.  Old Line Bancshares, Inc. will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made.  For further information regarding risks and uncertainties that could affect forward-looking statements Old Line Bancshares, Inc. may make, please refer to the filings made by Old Line Bancshares, Inc. with the U.S. Securities and Exchange Commission available at www.sec.gov.

Old Line Bancshares, Inc. & Subsidiary
Consolidated Balance Sheets

	June 30, 2007 (Unaudited)	December 31, 2006

Assets

Cash and due from banks	$ 5,015,620	$ 5,120,068
Federal funds sold	32,892,808	34,508,127
Total cash and cash equivalents	37,908,428	39,628,195
Investment securities available for sale	12,882,962	14,118,649
Investment securities held to maturity	2,301,993	2,802,389
Loans, less allowance for loan losses	171,355,281	150,417,217
Restricted equity securities at cost	1,630,250	1,575,550
Investment in real estate, LLC	788,630	793,714
Bank premises and equipment	4,263,697	4,049,393
Accrued interest receivable	837,962	820,628
Income tax receivable	9,868	-
Deferred income taxes	255,299	226,873
Bank owned life insurance	7,602,020	3,458,065
Other assets	418,173	239,989
	$ 240,254,563	$ 218,130,662

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing	$ 35,430,789	$ 37,963,066
Interest-bearing	145,883,630	131,708,780
Total deposits	181,314,419	169,671,846
Short-term borrowings	19,385,204	9,193,391
Long-term borrowings	3,000,000	3,000,000
Accrued interest payable	713,389	629,557
Income tax payable	-	334,496
Other liabilities	414,408	485,418
	204,827,420	183,314,708
Stockholders' equity
Common stock, par value $.01 per share; authorized 15,000,000 shares;
issued and outstanding 4,254,598.5 in 2007, and 4,253,698.5 in 2006	42,546	42,537
Additional paid-in capital	31,993,556	31,868,025
Retained earnings	3,557,239	3,077,313
	35,593,341	34,987,875
Accumulated other comprehensive income	(166,198)	(171,921)
	35,427,143	34,815,954
	$ 240,254,563	$ 218,130,662

Old Line Bancshares, Inc. & Subsidiary
Consolidated Statements of Income
(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,

	2007	2006	2007	2006

Interest revenue
Loans, including fees	$ 2,970,722	$ 2,106,543	$ 5,851,279	$ 3,950,716
U.S. Treasury securities	29,769	31,764	61,344	63,339
U.S. government agency securities	79,622	58,813	159,982	117,377
Mortgage backed securities	12,801	16,674	26,716	34,069
Tax exempt securities	26,966	28,315	53,944	56,092
Federal funds sold	381,489	380,634	754,954	761,967
Other	21,640	19,817	42,928	38,747
Total interest revenue	3,523,009	2,642,560	6,951,147	5,022,307

Interest expense
Deposits	1,402,699	722,063	2,763,213	1,350,115
Borrowed funds	133,052	130,378	239,296	228,941
Total interest expense	1,535,751	852,441	3,002,509	1,579,056

Net interest income	1,987,258	1,790,119	3,948,638	3,443,251

Provision for loan losses	30,000	140,000	86,000	270,000
Net interest income after provision for loan losses	1,957,258	1,650,119	3,862,638	3,173,251

Non-interest revenue
Service charges on deposit accounts	72,998	71,047	143,918	128,354
Marine division broker origination fees	135,284	67,432	212,958	191,783
Earnings on bank owned life insurance	89,288	37,500	156,638	71,642
Income (loss) on investment in real estate, LLC	(6,000)	-	3,768	246
Other fees and commissions	79,474	35,852	119,669	71,435
Total non-interest revenue	371,044	211,831	636,951	463,460

Non-interest expense
Salaries	800,866	668,205	1,555,037	1,274,811
Employee benefits	228,451	165,577	513,265	345,773
Occupancy	224,183	64,510	434,621	130,727
Equipment	56,956	33,752	118,402	64,610
Data processing	54,652	37,347	114,092	74,708
Other operating	356,566	286,012	689,224	570,821
Total non-interest expense	1,721,674	1,255,403	3,424,641	2,461,450

Income before income taxes	606,628	606,547	1,074,948	1,175,261

Income taxes	198,968	199,805	339,746	385,066
Net income	$ 407,660	$ 406,742	$ 735,202	$ 790,195

Basic earnings per common share	$ 0.10	$ 0.10	$ 0.17	$ 0.19
Diluted earnings per common share	$ 0.10	$ 0.10	$ 0.17	$ 0.19